EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion in the joint registration statement on Form S-3 of Mid-America Capital Partners, L.P. and Mid-America Finance, Inc. of our reports dated November 24, 1997 to the combined financial statements of Capital Properties Group as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996, the balance sheet of Mid-America Capital Partners, L.P. as of November 24, 1997 and the combined historical summary of gross income and direct operating expenses for the Certain Multifamily Acquisition Properties for the year ended December 31, 1996 which reports are included herein and to the reference to our firm under the heading of "Experts" in the Prospectus.

Our report to Capital Properties Group refers to a change in the accounting method to capitalize replacement purchases for major appliances and carpet in 1996.

                                                           KPMG Peat Marwick LLP

Memphis, Tennessee
December 12, 1997